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                                                                   EXHIBIT 4(m)

                EXERCISABLE AFTER 12:00 A.M. ON DECEMBER 29, 1995
                    VOID AFTER 11:59 P.M. DECEMBER 31, 1997
                REDEEMABLE CLASS B COMMON STOCK PURCHASE WARRANT

       REDEEMABLE CLASS B WARRANT                    NUMBER NUMBER OF WARRANTS

                    ----                                           *----*

                        UNIVERSAL MEDICAL SYSTEMS, INC.

This Certifies That, FOR VALUE RECEIVED,______________

or registered assigns, (the "Holder") is the owner of the number of Redeemable Class B Common Stock Purchase Warrants ("Class B Warrants") specified above. Each Class B Warrant initially entitles the Holder to purchase, subject to the terms and conditions set forth in this Warrant Certificate and the Warrant Agreement (Class B Warrants), as hereinafter defined, one fully-paid and nonassessable share of Common Stock $0.001 par value, of Universal Medical Systems, Inc. a Nevada corporation, (the "Company") at any time between December 29, 1995, and the Expiration Date (as hereinafter defined), upon the presentation and surrender of this Warrant Certificate with the Form of Exercise on the reverse side hereof duly executed at the principal office of Dennis D. Cole, Esq., as Warrant Agent, or his substitute (the "Warrant Agent") accompanied by payment in lawful money of the United States of America in cash or by official bank or certified check payable to the Company of $3.00 per share.

       This Warrant Certificate and each Class B Warrant represented hereby are issued pursuant to and are subject in all respects to the terms and conditions set forth in the Warrant Agreement (the "Warrant Agreement") between the Company and the Warrant Agent. A copy of the Warrant Agreement is on file at the principal office of the Warrant Agent, currently located at 13825 Icot Boulevard Suite 613, Clearwater, Florida 34620.

       Each Class B Warrant represented hereby is exercisable at the option of the registered holder, but no fractional shares of Common Stock will be issued. In the case of the exercise of less than all the Class B Warrants represented hereby, the Company shall cancel this Warrant Certificate upon the surrender hereof and shall execute and deliver a new Warrant Certificate(s) of like tenor, which the Warrant Agent shall issue for the balance of such Class B Warrant.

       The Term "Expiration Date: shall mean 11:59 P.M. (Florida time) on December 31, 1997, or such earlier date as the Class B Warrants shall be redeemed. If such date shall in the State of Florida be a holiday or a day on which banks are authorized to close, the Expiration Date shall Mean 11:59 P.M. (Florida time) the next following date which in the State of Florida is not a holiday or a day in which banks are authorized to close.

       This Class B Warrant may not be exercised unless a registered statement under the Securities Act of 1933, as amended, and under the applicable state securities law with respect to such securities, is effective or there is an available an exemption from such Federal and State registration requirements and the Company may have an obligation to file a registration statement to permit exercise of this Class B Warrant. This Class B Warrant shall not be exercisable by a Registered Holder in any state where such exercise would be unlawful.

ADDITIONAL PROVISIONS OF THIS CLASS B WARRANT ARE CONTAINED ON THE REVERSE
HEREOF.

Dated: December 29, 1995               By:
                                          ------------------------------
                                                   President

                                   Attest:
                                          ------------------------------
                                                   Secretary

                                   EXHIBIT "A"

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